UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
October 5, 2020
Date of Report (date of earliest event reported)
COPART, INC.
(Exact name of registrant as specified in its charter)

Delaware		000-23255		94-2867490
(State or other jurisdiction of incorporation or organization)		(Commission File Number)		(I.R.S. Employer Identification No.)

14185 Dallas Parkway	Suite 300	Dallas	Texas	75254
(Address of principal executive offices, including zip code)
(972) 391-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CPRT	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION INCLUDED IN THIS REPORT
Section 5 — Corporate Governance & Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of John North as Senior Vice President and Chief Financial Officer.

On October 5, 2020, Copart, Inc. (the “Company”) issued a press release announcing the appointment of John North, age 43, as its Senior Vice President and Chief Financial Officer, effective as of October 5, 2020. Upon Mr. North’s commencement of employment with the Company, Jeffrey Liaw, currently the President and Chief Financial Officer, will continue his role as the Company’s President.

Mr. North served as the Chief Financial Officer of Avis Budget Group, Inc. (NASDAQ: CAR) a publicly traded company and global leader in car and truck rental and on-demand car sharing, from February 2019 to August 2020. Prior to joining Avis Budget Group, Inc., Mr. North served for 17 years in a variety of leadership roles with Lithia Motors, a Fortune 500 auto retailer, including as Chief Financial Officer from January 2017 to February 2019, and before that, as Chief Accounting Officer from January 2016 to December 2016. Mr. North earned his B.S. in Finance from Santa Clara University in 1998. He is a Certified Public Accountant and a CFA Charterholder.

Under the terms of an Executive Officer Employment Agreement, effective October 5, 2020, Mr. North will receive a base salary of $345,000 per year. Mr. North will be eligible to receive an annual discretionary cash bonus in an amount up to 100% of his base salary.

The Company has also agreed to recommend to its compensation committee a grant to Mr. North of an option to purchase 150,000 shares of its common stock. This option will be subject to the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan and form of stock option agreement, and will be subject to vesting as follows: 20% of the shares will vest on the first anniversary of the date of grant, and the balance of the shares will vest ratably over the 48 months thereafter, such that the option will be fully vested on the fifth anniversary of the date of grant. The board or compensation committee is expected to formally approve the grant at a meeting in 2020.

Mr. North’s employment agreement provides that in the event his employment is involuntarily terminated other than for disability or “cause” or he resigns from his employment for “good reason” (as defined in the employment agreement), and conditioned on his executing a severance agreement and release of claims, he will be entitled to a lump sum payment equal to fifty percent (50%) of his then-current annual base salary, less applicable tax withholding. Mr. North’s employment agreement also provides that in the event his employment is terminated for any reason other than as previously described, including by reason of death or disability or “cause,” then he shall be entitled to receive severance benefits as provided under the Company's then-existing severance and benefit plans and policies at the time of termination.

Mr. North’s employment agreement does not provide for severance payments or acceleration of vesting of equity awards in the event of a change in control of the Company. In the event of a "change in control" (as defined in our Amended and Restated 2007 Equity Incentive Plan), if the awards to be granted are not assumed by the successor corporation, the compensation committee has the authority as administrator of the equity plan to accelerate the vesting of the awards.

Mr. North’s employment agreement does not provide for payment of any amount in connection with termination of employment upon a change in control of the Company, other than those payments otherwise due to Mr. North upon an involuntary termination or resignation for “good reason.” No payments are due in the event of voluntary termination of employment or termination of employment as a result of death or disability or for “cause.”

A copy of the press release, dated October 5, 2020, announcing Mr. North’s appointment as the Company’s Senior Vice President and Chief Financial Officer is attached hereto as Exhibit 99.1. The summary description of Mr. North’s Executive Officer Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Executive Officer Employment Agreement effective as of October 5, 2020 that will be attached as an exhibit to the Company’s quarterly report on Form 10-Q for the three month period ending October 31, 2020.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Press release, dated October 5, 2020 of Copart, Inc. announcing senior leadership appointments.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:     October 5, 2020                 COPART, INC.

By:	/s/ Gregory R. DePasquale
Gregory R. DePasquale
Senior Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release, dated October 5, 2020 of Copart, Inc. announcing senior leadership appointments.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).